Exhibit 10.9

[Set forth below is a written description of an oral contract or arrangement as required by Item 601(b)(10) of Regulation S-K. No written agreement, including the Payee Direct Products and Services Agreement, has been executed by the parties regarding the matters described herein.]

Qwil Payee Direct Products and Services Order Form

Prepared For		Billing Contact Information
Company Name (“Customer”)	Recruiter.com Group, Inc.	Account Number
Name	Miles Jennings	Billing Contact
Email		Billing Contact Email
Phone		Billing Contact Phone
Address		Address
City		City
State/Province		State/Province
Postal/Zip code		Postal/Zip code

Payee Direct Products and Services Agreement: This Order Form hereby incorporates by reference the Payee Direct Products and Services Agreement (“Terms”) attached as Exhibit A, which together with this Order Form forms a binding and executed written agreement between Qwil PBC (“Qwil”) and Customer (“Agreement”). Unless otherwise set forth in an Order Form, this Order Form supersedes all other Order Forms between the parties, and to the extent this Order Form is inconsistent with a provision in the Payee Direct Products and Services Agreement or other Order Form, this Order Form shall control. All undefined capitalized terms in this Order Form shall have the meaning set forth in the Payee Direct Products and Services Agreement. Qwil and Customer each represent that this Order Form has been executed by an employee or agent of such party with all necessary authority to bind such party to the terms and conditions of this Agreement, and Customer represents that it has reviewed and accepts the terms of this Order Form and the Payee Direct Products and Services Agreement.

Billing Terms: All Fees are seth forth in the rate schedule below and, unless otherwise set forth in the rate schedule below, are due within thirty (30) days from the invoice date (net 30 days). All Service Subscrption Fees shall be invoiced on the first of each calendar month, and all Additional fees shall be invoiced at the time of processing. All Fees payable hereunder are exclusive of any sales, use and other taxes or duties, however designated. All Fee payment obligations are non-cancellable, and all Fees paid are non-refundable. Additional terms regarding Fees and payment are set forth in the Terms.

	Description	Duration (months)
Term	Term	24

	Description	Duration (months)	Service Fees (“Fees”)
Service Subscription Fees	Monthly Subscription Fee	Term	$ 500 per month

	Description	Fees
	Rejected or Failed Customer Debit Per Transaction Fee	$500 per payment
Additional	Advance Fee, subject to change at Qwil’s discretion	1.5% per 30 days
Fees	Late Fees applied to any Late Advanced Balance	0.07% per day
	Advance Rate (Percentage of each approved Invoice available for Advance), if applicable	100%
	Advance Limit (max amount Qwil is willing to have outstanding at one time), subject to change at Qwil’s discretion	$250,000

Qwil	Customer
Date	Date
Title	Title
Name	Name
Signature	Signature

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Exhibit A

Payee Direct Products and Services Agreement

Please read this Agreement between you “Payee” and Qwil carefully before agreeing to it. Capitalized terms used in this Agreement are defined in Section 30.

1. Account. You must open a Qwil Account. Please safeguard your user name and password because you are responsible for all interaction with us through your Qwil Account, even any unauthorized use.

2. Products and Services. You can use our services to track your Unpaid Earnings and facilitate payment of your Unpaid Earnings to you by a Company. By using our “Cash Out” feature, you may receive payment faster by requesting Qwil purchase all or part of your current Unpaid Earnings. Through the “Cash Out” feature, you can either identify each of the specific Unpaid Earnings you would like Qwil to purchase, or, if eligible, you may participate in an “AutoAdvance” feature to automatically request Qwil purchase all of your Unpaid Earnings. If requested, Payments will be made to your Payment Account promptly. We may provide other products and services to you. You will pay the Fees on the indicated due date. Fees may be deducted from the payments that we facilitate. Some of our products and services may be subject to additional terms and conditions, which are posted or made available separately from this Agreement. Some of our products and services may also be subject to additional policies, guidelines, or rules we also post or make available. Such additional terms, conditions, policies, guidelines, and rules are incorporated in and form a part of this Agreement. If there is a conflict between the additional terms, conditions, policies, guidelines, or rules and this Agreement, this Agreement will control.

3. Purchased Unpaid Earnings. We may decide to purchase all or part of the Unpaid Earnings that you request we purchase, regardless of whether your request is made through the “Cash Out” or the “AutoAdvance” feature. At the time we pay you the Purchase Price, you sell, transfer, convey, and assign to us all of your right, title, and interest in and to the related Purchased Unpaid Earnings. We do not assume any liabilities or obligations related to any Purchased Unpaid Earnings; any such liabilities and obligations will remain solely with you. At Qwil’s sole discretion, Qwil may require you to (i) notify your Company whenever Qwil decides to purchase all or part of your requested Unpaid Earnings, or (ii) if requested, provide Qwil with any and all requested contact information related to your Company and grant Qwil permission to contact your Company about your Purchased Unpaid Earnings.

4. Qwil MasterCard Prepaid Card. Qwil has partnered with Sutton Bank to provide you access to the Qwil MasterCard Prepaid Card issued by Sutton Bank. The terms and conditions of the Card and your use of the Card are governed by the Qwil Card Program Agreement between you and Sutton Bank. By obtaining a Card from Sutton Bank, you authorize any Purchase Price we pay you to be disbursed to your Card account you establish with Sutton Bank that may be accessed by your Card. By signing up for the Qwil Debit Card you agree to the terms of the Qwil Card Program Agreement available at Qwil Card Program Terms.

5. Servicing of Purchased Unpaid Earnings. All Purchased Unpaid Earnings will be serviced, collected, and administered by us or our designee, with full right to take any action in doing so, including changing the terms of any Purchased Unpaid Earnings. For Unpaid Earnings that we do not purchase but you request that we facilitate payment to you on, we will endeavor to facilitate such payment, and any action we take in doing so we take as your agent. You will provide us any assistance we request regarding servicing, collecting, and administering any Purchased Unpaid Earnings and facilitating payment of any Unpaid Earnings.

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6. [Reserved]

7. Power of Attorney. You appoint us and our designees your true and lawful attorney in fact, with full power to take any action relating to the Purchased Unpaid Earnings in your name and place that we deem advisable and consistent with the terms of this Agreement. You will timely execute and deliver to us any power of attorney instrument evidencing our authority and power under this Section 7.

8. General Representations and Warranties. You make the following representations and warranties to us on a continuing basis: (a) your execution, delivery, and performance of this Agreement have been authorized by all necessary corporate action and do not violate applicable law or the provisions of any agreement to which you are bound; (b) the individuals establishing or using your Qwil Account or transacting with us or using our products or services are authorized by you to do so; (c) this Agreement constitutes the legal, valid, and binding agreement of you enforceable in accordance with its terms; (d) you and any of your employees, contractors, and agents have all licenses, registrations, and authorizations required to conduct your and their businesses; and (e) any information, materials, data, content, or documents you directly or indirectly provide to us are true, correct, and complete.

9. Representations and Warranties Concerning Purchased Unpaid Earnings. For each Purchased Unpaid Earnings, you make the following representations and warranties to us as of the time of purchase: (a) you hold legal title to the Purchased Unpaid Earnings, free and clear of any liens or encumbrances; (b) you have not sold, pledged, assigned, or encumbered the Purchased Unpaid Earnings; (c) no person has any rights, interest, or claims in or to the Purchased Unpaid Earnings; (d) the Purchased Unpaid Earnings are not in dispute, and are presently and unconditionally owing; (e) the Purchased Unpaid Earnings are not past due and represent amounts owed by the Company arising from your actual and timely performance or provision of goods, property, or services to the Company in the ordinary course of your business; (f) the Purchased Unpaid Earnings are not subject to any claim, offset, defense, or counterclaim of any kind; (g) no agreement has been made under which the Company may claim any deduction or discount against the Purchased Unpaid Earnings; (h) the Company is liable for the full amount of the Purchased Unpaid Earnings and has not objected to their payment or the quality or quantity of the goods, property, and services performed or provided; (i) the Purchased Unpaid Earnings have not been modified, dismissed, settled, or paid; (j) there has been no error, misrepresentation, negligence, fraud, omission, or violation of law on the part of any person with respect to the Purchased Unpaid Earnings or their underlying goods, property, or services; and (k) you have no knowledge that the Company has filed for bankruptcy or receivership or has been having any difficulty paying amounts due others in full and when due.

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10.  Additional Covenants. You covenant to us as follows:

a)	Books and Records. You will treat our purchase of any Purchased Unpaid Earnings as a sale for tax, accounting, and financial reporting purposes, and your books and records will reflect the sale of the Purchased Unpaid Earnings to us.

b)	Further Assurances. You will take all actions requested by us to preserve and protect our right, title, and interest in and to any Purchased Unpaid Earnings.

c)	No Impairment. You will not take any action (including placing or allowing placement of a lien or security interest on any Purchased Unpaid Earnings) or make any omission that has, individually or in the aggregate, an adverse effect on any Purchased Unpaid Earnings or on our ability to collect on any Purchased Unpaid Earnings.

d)	Amounts Received. If you receive any payment on Purchased Unpaid Earnings, you must notify us immediately and remit the amount of such payment to us within one business day of receipt.

11. Repurchase Event. Following the occurrence of any Repurchase Event relating to any Purchased Unpaid Earnings, at our request, you must repurchase any such Purchased Unpaid Earnings by paying us the Repurchase Price. You must pay the Repurchase Price within five business days of receiving our request. We may set off or cause set off of any Repurchase Price, indemnification, or other amounts you owe us from any Purchase Price, payments we facilitate, and other amounts owed or to be provided to you.

12. Indemnification. You will indemnify, defend, and hold us harmless against any Losses incurred by us arising out of or relating to a breach by you of any of your representations, warranties, covenants, or agreements contained in this Agreement.

13. Adjustments. In the event a Company asserts any offset, defense, claim, counterclaim, dispute, deduction, discount, allowance, right of return, right of recoupment, or warranty claim relating to any Purchased Unpaid Earnings arising from or relating to your breach of any representation or warranty contained in Sections 8 or 9 and resulting in the Company paying less than the full amount of the Purchased Unpaid Earnings (each, an “Adjustment”), we may, in our sole discretion, request that you pay us the amount of the Adjustment. You must pay us the amount of an Adjustment within five business days of receiving our request.

14. Third-Party Providers of Financial Products or Services. On our Website or through our mobile applications you may be able to obtain products or services from third parties. If you request or apply for a product or service from a third-party provider, you direct us to provide information, data, and documents we have in our possession or control relating to you to such third-party provider for purposes of evaluating your request or application. Although we may receive compensation from a third-party provider, we do not endorse any third-party provider. Any third-party provider may be an option for you to consider, but we encourage you to shop for the best deal for you. You should rely on your own judgment in deciding which financial product or service best suits your needs and financial means. If you ultimately obtain a financial product or service from a third-party provider, the third-party provider is solely responsible for its products and services provided to you, and you agree that we are not liable for any Losses arising out of or related to such products and services.

15. Disclaimer of Warranties. OUR PRODUCTS AND SERVICES ARE PROVIDED TO YOU “AS IS” AND “AS AVAILABLE” WITHOUT ANY WARRANTIES OF ANY KIND, INCLUDING IMPLIED WARRANTIES. WE DISCLAIM ALL WARRANTIES WITH RESPECT TO OUR PRODUCTS AND SERVICES TO THE FULLEST EXTENT POSSIBLE UNDER APPLICABLE LAW, INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT, QUALITY, ACCURACY, NONINFRINGEMENT, TITLE, AND ANY WARRANTY ARISING OUT OF COURSE OF DEALING, USAGE, OR TRADE. NOTHING IN THIS SECTION AFFECTS WARRANTIES WHICH ARE INCAPABLE OF EXCLUSION OR RESTRICTION UNDER APPLICABLE LAW.

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16. Limitation of Liability. WE WILL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES OF ANY KIND, UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER THEORY, INCLUDING DAMAGES FOR LOSS OF PROFITS, USE, DATA, LOSS OF OTHER INTANGIBLES, LOSS OF SECURITY OF INFORMATION YOU HAVE PROVIDED IN CONNECTION WITH YOUR USE OF OUR PRODUCTS AND SERVICES, OR UNAUTHORIZED INTERCEPTION OF ANY SUCH INFORMATION BY THIRD PARTIES, EVEN IF ADVISED IN ADVANCE OF SUCH DAMAGES OR LOSSES. WE WILL NOT BE LIABLE FOR LOSSES OF ANY KIND RESULTING FROM YOUR USE OF OR INABILITY TO USE OUR PRODUCTS OR SERVICES. WE WILL NOT BE LIABLE FOR ANY UNAUTHORIZED ACCESS, USE, OR DISCLOSURE OF ANY INFORMATION RELATING TO YOU HELD, MAINTAINED, OR UNDER THE CONTROL OF ANY THIRD PARTY, INCLUDING ANY SECURITY BREACH RELATING TO INFORMATION ABOUT YOU EXPERIENCED BY A THIRD PARTY. OUR MAXIMUM LIABILITY FOR ALL LOSSES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, WILL BE THE TOTAL AMOUNT, IF ANY, OF FEES PAID BY YOU TO US IN THE 12 MONTHS PRIOR TO THE OCCURRENCE GIVING RISE TO SUCH LIABILITY OR FIVE DOLLARS, WHICHEVER IS GREATER.

17. Mobile Device Application. You are responsible for any requirements of our mobile applications, including any updates and fees. You are also responsible for compliance with the terms of your agreement with your mobile device and telecommunications providers. We may provide you with alerts related to your Qwil Account. You authorize us to send alerts by text message to your mobile phone at the number you have provided us. Any change to your mobile phone number will change our ability to provide you with alerts. You should notify us immediately of any change to your mobile phone number. Certain alert delays are outside our control. We are not responsible for the products and services provided by your mobile device or telecommunications provider.

18. License. We shall have the right to collect and analyze data and other information relating to our services and related systems and technologies, and we will be free (during and after the term) and without any payment to

a)	(i) use such information and data to improve our products and services and for other development, diagnostic and corrective purposes in connection with our business, and

b)	(ii) disclose such data solely in an aggregated or other de-identified form in connection with our business.

19. Our Proprietary Rights. The information and materials made available through or related to our Website, mobile applications, products, or services are and will remain our property or the property of our licensors and suppliers, and are protected by copyright, trademark, patent, and/or other proprietary rights and laws. You agree not to reproduce, modify, rent, lease, loan, sell, distribute, or create derivative works based on any part of our Website, mobile applications, products, or services. Our trade names, trademarks, and service marks include Qwil and any associated logos. No license or right is granted to use any of our trade names, trademarks, or service marks.

20. Transaction Information from Third Party Sites. We may use transaction data from your bank and other financial accounts to provide our products and services. In order to do so, you direct us to obtain certain transaction data and information from third-party providers with whom you have bank or other accounts (“Transaction Information”). We work with vendors to obtain Transaction Information with your permission. The permission you have provided also allows the vendors to use your data, including aggregated data, so they may provide their services to us and for the vendors’ business purposes. We and our vendors will not provide Transaction Information to you in the form received from the third-party provider, but certain details of the Transaction Information may be provided to you. We do not review Transaction Information for accuracy or completeness. We have no liability for any actions or inactions on the part of any vendor. We and our vendors are not responsible for the Transaction Information or third-party products and services and make no warranties, including implied warranties of merchantability and fitness for a particular purpose, with respect to Transaction Information or third-party products or services. We and our vendors are not responsible for delays in obtaining Transaction Information or the accuracy, completeness, storage, or loss of Transaction Information, personalization settings, or service interruptions. Transaction Information may only be current at the time accessed and is provided on an “as is” and “as available” basis from providers.

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21. Credit Reports. We may use certain consumer and credit report data in providing our products and services. In order to do so and as part of establishing your Qwil Account, you have provided us “written instructions” in compliance with the Fair Credit Reporting Act to obtain your consumer and credit reports from consumer reporting agencies and other companies, including TransUnion, Equifax, and Experian, which we use, in conjunction with Transaction Information and other data you give us or we obtain, to provide our products and services. By providing “written instructions,” you understand that we may obtain your consumer and credit reports at any time for as long as you have a Qwil Account and that we may report information about you, including adverse credit information, to others, including the Internal Revenue Service, any applicable state taxing authorities, and any other governmental authorities. If you cancel your Qwil Account, your “written instructions” you provided us to access your consumer and credit reports is also cancelled.

22. Rules of the Road. While using our Website, mobile applications, products, or services, you will comply with applicable law. In addition, you will not:

a)	Post, transmit, or otherwise make available:

I.	Any material that would give rise to criminal or civil liability; that encourages conduct that constitutes a criminal offense; or that encourages or provides instructional information about illegal activities or activities such as “hacking,” “cracking,” or “phreaking.”

II.	Any virus, worm, Trojan horse, Easter egg, time bomb, spyware, or other computer code, file, or program that is harmful or invasive or may or is intended to damage or hijack the operation of, or to monitor the use of, any hardware, software, or equipment.

III.	Any unsolicited or unauthorized advertising, promotional material, “junk mail,” “spam,” “chain letter,” “pyramid scheme” or investment opportunity, or any other form of solicitation.

IV.	Any non-public information about any person without the proper authorization to do so.

b)	Use our products and services for any fraudulent or unlawful purpose.

c)	Use our products and services to violate the legal rights of others, including others’ privacy rights or rights of publicity, or harvest or collect personally identifiable information about other users.

d)	Impersonate any person.

e)	Interfere with or disrupt the operation of our products or services or the servers or networks used to make our products or services available.

f)	Restrict or inhibit any other person from using our products or services.

g)	Reproduce, duplicate, copy, sell, resell, or otherwise exploit for any commercial purpose, any portion of, use of, or access to our products or services.

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h)	Modify, adapt, translate, reverse engineer, decompile, or disassemble any portion of our Website, mobile applications, products, or services.

i)	Use any robot, spider, site search/retrieval application or other manual or automatic device to retrieve, index, “scrape,” “data mine,” or in any way gather our content or reproduce or circumvent our navigational structure or presentation.

j)	Do anything in connection with our Website, mobile applications, products, or services not expressly authorized by this Agreement.

23. Termination by Us. This Agreement is effective until terminated. We, in our sole discretion, may limit or terminate your access to or use of your Qwil Account and our products and services at any time and for any reason. Upon termination, your right to use your Qwil Account and our products and services will immediately cease. Any limitation or termination of your access to or use of your Qwil Account and our products and services may take effect without prior notice. Any limitation or termination of your access to or use of your Qwil Account and our products and services will not affect in any way our right to and in the Purchased Unpaid Earnings. Sections 2 (payment sentences), 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 17, 18, 19, 20, 22, 23, 24, 25, 26, 27, 28, 29 and 30 will survive any limitation or termination of your access to or use of your Qwil Account and our products and services.

24. Terminating Your Qwil Account. You may terminate your Qwil Account at any time by following the instructions provided on our Website or mobile applications. Your termination will become effective in one business day or such longer period commercially reasonable under the circumstances. We will retain and may use your name, email address, and other information, materials, data, content, or documents that you have provided us or that we have obtained or produced following termination, unless prohibited by applicable law.

25. Governing Law. THIS AGREEMENT IS GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES WILL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS.

26. Binding Arbitration. EXCEPT FOR DISPUTES THAT QUALIFY FOR SMALL CLAIMS COURT, ALL DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY ASPECT OF THE RELATIONSHIP BETWEEN YOU AND US, WHETHER BASED IN CONTRACT, TORT, STATUTE, FRAUD, MISREPRESENTATION, OR ANY OTHER LEGAL THEORY, WILL BE RESOLVED THROUGH FINAL AND BINDING ARBITRATION BEFORE A NEUTRAL ARBITRATOR INSTEAD OF IN A COURT BY A JUDGE OR JURY, AND WE AND YOU EACH WAIVE THE RIGHT TO TRIAL BY A JURY. ANY ARBITRATION WILL TAKE PLACE ON AN INDIVIDUAL BASIS; CLASS ARBITRATIONS AND CLASS ACTIONS ARE NOT PERMITTED, AND YOU AGREE TO GIVE UP THE ABILITY TO PARTICIPATE IN A CLASS ARBITRATION AND ACTION. EACH PARTY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY.

Arbitration will be administered by the AAA in accordance with the then current Commercial Financial Disputes Arbitration Rules, including any expedited procedures. Arbitration hearings will be held in a mutually agreeable location or if no such agreement can be reached, in San Francisco County, California. A single arbitrator will be appointed by the AAA and will be a practicing attorney or retired judge having experience with and knowledge of online commerce law. The arbitrator will follow the law and will give effect to any applicable statutes of limitation. The prevailing party will be entitled to an award of the costs and expenses of the arbitration, including attorneys’ fees and expert witness fees. A judgment on the award may be entered by any court having jurisdiction.

27. Electronic Communications and Records. You agree that we may provide you notices, disclosures, electronic records, and other communications by posting on our Website, by e-mail, by text message, or by regular mail. We will use the e-mail address, postal mail address, and mobile phone number you provide us. It is your responsibility to promptly update us with e-mail address, postal mail address, and phone number changes in your Qwil Account. Communications sent to an e-mail address, postal mail address, or phone number you have changed will be considered received when sent by us to the address or phone number we have on file.

28. Changes. We may make changes to this Agreement in our sole discretion. We may provide notice of the changes to you if required by applicable law and by the methods provided in Section 26.

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29. Miscellaneous. Any notice provided by you to us will be effective upon delivery to support@qwil.co. You may not assign this Agreement without our advance written consent, and any such assignment or attempted assignment by you without our advance written consent is and will be null and void. We may assign this Agreement without your consent. The provisions of this Agreement will inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns. There are no third-party beneficiaries of this Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter of this Agreement, and if any provision of this Agreement is found to be invalid or unenforceable, all other provisions will be enforced and construed as if the invalid provision were never a part of this Agreement. The failure to enforce any provision of this Agreement will not be considered a waiver. The words “include” and “including” mean without limitation by reason of enumeration. The relationship between the parties is of seller (you) and purchaser (us) of accounts receivables (Purchased Unpaid Earnings) and us as a service provider to you; our relationship is not one of lender and borrower.

30. Defined Terms.

“AAA” means the American Arbitration Association or its successor.

“Adjustment” has the meaning provided in Section 13.

“Agreement” means this Products and Services Agreement.

“Card” means the Qwil MasterCard Prepaid Card issued by Sutton Bank.

“Company” means a business entity, association, sole proprietorship, or any other similar organization that you provide goods and services to or that acts as your placement agent.

“Fee” means the amount disclosed to you that we charge you to (a) purchase the related Unpaid Earnings and/or (b) facilitate payment from a person to you. Fees may vary by transaction, including whether you participate in the “AutoAdvance” feature.

“Losses” means any claims, causes of action, liabilities, losses, damages, settlements, penalties, fines, forfeitures, fees (including legal, expert witness, and accounting fees), costs, and expenses.

“Payee” means a user of the Qwil platform that receives payment via their Qwil Account.

“Payment Account” means the valid bank account, PayPal account, debit card, prepaid card, or other financial account that you own and that you link to your Qwil Account.

“Purchase Price” means the amount of the related Unpaid Earnings we decide to purchase minus the Fee.

“Purchased Unpaid Earnings” means the Unpaid Earnings we purchase from you by paying the Purchase Price.

“Qwil,” “we,” “our,” and “us” mean Qwil PBC.

“Qwil Account” means the account you open on our Website or mobile applications to obtain products and services from us.

“Repurchase Event” means any breach by Seller of any of its representations, warranties, covenants, or agreements in this Agreement related to any Purchased Unpaid Earnings.

“Repurchase Price” means, with respect to any Purchased Unpaid Earnings, the Purchase Price paid minus any amounts received from a Company on such Purchased Unpaid Earnings.

“Transaction Information” has the meaning provided in Section 20.

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“Unpaid Earnings” means the right to payment owed to you by a Company arising out of products and services you have provided to such Company or to its customers and any other related rights. Unpaid Earnings purchased by Qwil also include any related goods, invoices, accounts (including accounts receivable), equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all of your books and records relating to the foregoing, and any and all claims, rights and interests in any of the foregoing and all substitutions for, additions, attachments, accessories, accessions, and improvements to and replacements, products, proceeds, and insurance proceeds of any or all of the foregoing.

“Website” means admin.qwil.co, app.qwil.co, qwil.co and any associated domain, subdomain, native application or any successor site.

“You” and “your” mean the business or individual who set up or has the Qwil Account.

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